EXHIBIT "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Second Quarter 2014 Results

Dallas (August 14, 2014) - American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2014. ARL announced today that the Company reported net income applicable to common shares of $0.9 million, including $7.0 million in gains on the sale of income-producing properties, or $0.08 per diluted earnings per share, as compared to net income applicable to common shares of $7.7 million, including $18.1 million in gains on the sale of income-producing properties or $0.67 per diluted earnings per share for the same period ended 2013.

For the six months ending June 30, 2014, net income applicable to common shares of $3.8 million includes $20.6 million of depreciation expense, $3.8 million of litigation settlement expense and gains on the sale of real estate holdings of $13.1 million.

The Company's commitment to enhance the value of our real estate holdings is proving successful in the results of operations. We continue to see growth in the multifamily market with increasing rents and stable operating expenses. We are diligent in our mission to provide high-quality living opportunities to our tenants as reflected in our occupancy rates over 95%.

In our commercial portfolio, we are seeing the benefit of our efforts with new leases executed and increasing rents as first year concessions expire. We believe that we will continue to see growth in our commercial portfolio as the economic conditions improve and we capitalize on the influx of attractive prospects in the pipeline.

Our ability to take advantage of lower-interest rate mortgages available has reduced our monthly obligations and increased cash flow within our multifamily portfolio.

The positive results of operations has allowed the Company to invest in mortgage receivables in various multifamily projects not under the Company's ownership. We will continue to invest in the multifamily market, as conditions are optimal for achieving a high return on our investment.

Rental and other property revenues were $20.8 million for the three months ended June 30, 2014. This represents an increase of $0.4 million, as compared to the prior period revenues of $20.4 million. This change, by segment, is an increase in the apartment portfolio of $0.8 million, offset by a decrease in the commercial portfolio of $0.4 million related to some prior year larger square-foot tenants downsizing or moving out and first year lease specials for new tenants. As the first year lease concessions expire and new leases are signed, we have and will continue to see improvements in rental income for the commercial portfolio.

Property operating expenses were $10.3 million for the three months ended June 30, 2014. This represents an increase of $0.9 million, as compared to the prior period operating expenses of $9.4 million. This change, by segment, is an increase in the apartment portfolio of $0.2 million and an increase in the commercial portfolio of $0.7 million. Our operating expenses have remained consistent with prior periods due to labor efficiencies and improvements in preventative maintenance across the portfolio, with only an increase in real estate taxes as a result of the increase in the value of our portfolio.

General and administrative expenses were $3.2 million dollars for the three months ended June 30, 2014. This represents an increase of $1.2 million, as compared to the prior period general and administrative expenses of $2.0 million. The majority of this change was due to an increase in professional fees and corporate franchise taxes.

Interest income was $6.0 million for the three months ending June 30, 2014. This represents an increase of $2.5 million, as compared to the prior period Interest income of $3.5 million dollars. The majority of the increase is due to the accrued interest recognition on the cash flow notes from Unified Housing Foundation, Inc. related to the mid-year surplus cash calculation. There was no mid-year surplus cash collected for the prior period.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $175 and $166 for the three months and $350 and $331 for the six months ended 2014 and 2013, respectively, from related parties)	$20,848	$20,402	$41,321	$40,637

Expenses:
Property operating expenses (including $158 and $169 for the three months and $313 and $372 for the six months ended 2014 and 2013, respectively, from related parties)	10,319	9,416	20,578	19,338
Depreciation and amortization	4,481	4,331	8,952	8,080
General and administrative (including $842 and $997 for the three months and $1,760 and $1,887 for the six months ended 2014 and 2013, respectively, from related parties)	3,196	2,041	5,188	4,053
Provision on impairment of notes receivable and real estate assets	-	800	-	800
Net income fee to related party	210	48	700	104
Advisory fee to related party	2,202	2,487	4,445	5,042
Total operating expenses	20,408	19,123	39,863	37,417
Operating income	440	1,279	1,458	3,220

Other income (expenses):
Interest income (including $5,959 and $3,520 for the three months and $9,994 and $6,856 for the six months ended 2014 and 2013, respectively, from related parties)	6,041	3,512	10,158	7,053
Other income	232	149	411	2,685
Mortgage and loan interest (including $933 and $771 for the three months and $1,700 and $1,681 for the six months ended 2014 and 2013, respectively, from related parties)	(9,746)	(9,285)	(18,212)	(18,720)
Deferred borrowing costs amortization	(343)	31	(1,282)	(2,429)
Loan charges and prepayment penalties	-	(180)	(1,582)	(4,117)
Loss on sale of investments	-	-	-	(8)
Earnings from unconsolidated subsidiaries and investees	(124)	(25)	(54)	188
Litigation settlement	(86)	57	3,752	12
Total other expenses	(4,026)	(5,741)	(6,809)	(15,336)
Loss before gain on land sales, non-controlling interest, and taxes	(3,586)	(4,462)	(5,351)	(12,116)
Gain (loss) on land sales	(159)	-	594	(35)
Net loss from continuing operations before taxes	(3,745)	(4,462)	(4,757)	(12,151)
Income tax benefit	2,035	5,217	3,918	7,905
Net income (loss) from continuing operations	(1,710)	755	(839)	(4,246)
Discontinued operations:
Net loss from discontinued operations	(1,189)	(3,168)	(1,862)	(2,716)
Gain on sale of real estate from discontinued operations	7,003	18,074	13,057	25,301
Income tax expense from discontinued operations	(2,035)	(5,217)	(3,918)	(7,905)
Net income from discontinued operations	3,779	9,689	7,277	14,680
Net income	2,069	10,444	6,438	10,434
Net income attributable to non-controlling interest	(551)	(2,090)	(1,370)	(1,706)
Net income attributable to American Realty Investors, Inc.	1,518	8,354	5,068	8,728
Preferred dividend requirement	(613)	(613)	(1,226)	(1,226)
Net income applicable to common shares	$905	$7,741	$3,842	$7,502

Earnings per share - basic
Net loss from continuing operations	$(0.25)	$(0.17)	$(0.30)	$(0.62)
Net income from discontinued operations	0.33	0.84	0.63	1.27
Net income applicable to common shares	$0.08	$0.67	$0.33	$0.65

Earnings per share - diluted
Net loss from continuing operations	$(0.25)	$(0.17)	$(0.30)	$(0.62)
Net income from discontinued operations	0.33	0.84	0.63	1.27
Net income applicable to common shares	$0.08	$0.67	$0.33	$0.65

Weighted average common shares used in computing earnings per share	11,525,389	11,525,389	11,525,389	11,525,389
Weighted average common shares used in computing diluted earnings per share	11,525,389	11,525,389	11,525,389	11,525,389

Amounts attributable to American Realty Investors, Inc.
Net income (loss) from continuing operations	$(2,261)	$(1,335)	$(2,209)	$(5,952)
Net income from discontinued operations	3,779	9,689	7,277	14,680
Net income applicable to American Realty Investors, Inc.	$1,518	$8,354	$5,068	$8,728

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2014	2013
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$770,583	$799,698
Real estate held for sale at cost, net of depreciation ($1,489 for 2014 and $2,390 for 2013)	627	16,427
Real estate subject to sales contracts at cost, net of depreciation ($2,124 for 2014 and $1,949 for 2013)	23,087	27,598
Less accumulated depreciation	(123,137)	(143,429)
Total real estate	671,160	700,294
Notes and interest receivable
Performing (including $146,813 in 2014 and $145,754 in 2013 from related parties)	154,410	153,275
Non-performing	3,141	3,140
Less allowance for doubtful accounts (including $15,809 in 2014 and 2013 from related parties)	(19,537)	(19,600)
Total notes and interest receivable	138,014	136,815
Cash and cash equivalents	13,721	16,437
Restricted cash	26,171	32,929
Investments in unconsolidated subsidiaries and investees	3,833	3,789
Receivable from related party	26,094	14,086
Other assets	43,232	38,972
Total assets	$922,225	$943,322

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$621,663	$618,930
Notes related to assets held for sale	3,006	17,100
Notes related to subject to sales contracts	20,758	23,012
Deferred revenue (including $74,303 in 2014 and 2013 from sales to related parties)	76,148	76,148
Accounts payable and other liabilities (including $16,522 in 2014 and $15,394 in 2013 to related parties)	60,757	73,271
	782,332	808,461

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 3,353,954 shares in 2014 and 2013 (liquidation preference $10 per share), including 900,000 shares in 2014 and 2013 held by ARL or subsidiaries. Series K: $2.00 par value, authorized, issued and outstanding 0 shares in 2014 and 135,000 shares in 2013, respectively (liquidation preference $22 per share)	4,908	4,908
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 11,941,174 shares and outstanding 11,525,389 shares in 2014 and 2013	115	115
Treasury stock at cost; 415,785 shares in 2014 and 2013 and 229,214 shares held by TCI (consolidated) as of 2014 and 2013	(6,395)	(6,395)
Paid-in capital	101,584	102,974
Retained earnings	(6,727)	(11,795)
Total American Realty Investors, Inc. shareholders' equity	93,485	89,807
Non-controlling interest	46,408	45,054
Total equity	139,893	134,861
Total liabilities and equity	$922,225	$943,322